Exhibit 13

                        Platinum Long Term Growth IV, LLC
                        152 West 57th Street, 54th Floor
                            New York, New York 10019

                                                               February 10, 2009

NaturalNano, Inc.
15 Schoen Place
Pittsford, New York 14534-2025
Attn: Cathy Fleischer

Ladies and Gentlemen,

      Pursuant to Section 7 of the Certificate of Designation of Rights, Preferences, Designations, Qualifications and Limitations of the Series C Preferred Stock, par value $0.001 per share, of NaturalNano, Inc. (the "Certificate"), the undersigned, being the sole holder of NaturalNano, Inc.'s Series C Convertible Preferred Stock, hereby notifies you of the election and appointment of James Wemett as the Series C Director (as defined in the Certificate).

      This notice shall be deemed a "Director Election Notice" pursuant to the Certificate, and Mr. Wemett's term as Series C Director shall commence immediately.

                                Very truly yours,

                                PLATINUM LONG TERM GROWTH IV, LLC

                                By:  /s/ MARK NORDLICHT
                                     ------------------
                                Name:    Mark Nordlicht
                                Title:   G.M